Exhibit 23.2

17 August 2021

The Directors
Mawson Infrastructure Group Inc Level 5, 97 Pacific Highway
North Sydney
NSW 2060 Australia

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to (a) the inclusion of our report of independent registered public accounting firm dated May 9, 2021, on our audit of the consolidated balance sheets of Cosmos Capital Limited and its subsidiaries, as of December 31, 2020 and December 31, 2019, and the related consolidated statements of earnings, of comprehensive earnings, of equity and of cash flows for each of the two years in the period ended December 31, 2020, including the related notes, and (b) the use of our name as it appears under the caption “Experts,” in the Form S-8 Registration Statement of Mawson Infrastructure Group Inc.

LNP Audit and Assurance Pty Ltd

/s/ Tony Rose
Tony Rose
Director

Sydney, NSW, Australia

August 17, 2021